EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT dated as of August 14, 1998, by and among INDUSTRIAL HOLDINGS, INC., a Texas corporation (the "Purchaser"), and BRANDON ALAN DAWES, DAVID SCOTT DAWES, and JIMMY M. DAWES, being the shareholders (herein collectively referred to as the "Shareholders"), of A & B BOLT & SUPPLY, INC., a Louisiana corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Shareholders are the owners of one hundred (100%) percent of the issued and outstanding shares of capital stock of the Company, such shares being of the class and par value as set forth in Table I, and the Shareholders desire to sell all of such shares to the Purchaser (all of such shares of capital stock to be sold hereunder herein collectively referred to as the "Shares"), and the Purchaser desires to purchase the Shares, all upon the terms and conditions set forth herein; and

         WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed and further contemplates the execution and delivery of certain collateral agreements and the consummation of certain related transactions hereinafter described;

         NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, and subject to the terms and conditions set forth herein, the parties agree as follows:

         1. SALE AND PURCHASE OF THE SHARES. Each of the Shareholders agrees, subject to the conditions to the Shareholder's obligations herein set forth, to sell, assign and convey to the Purchaser on the Closing Date (as hereinafter defined), free and clear of all security interests, pledges, liens, charges and encumbrances, the number of Shares set opposite the name of such Shareholder in Table I, and to transfer and deliver to the Purchaser the certificates evidencing such Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank. The Purchaser agrees, subject to the conditions to its obligations herein set forth, on the Closing Date, to purchase and accept the Shares for the consideration set forth in Section 2(a) hereof.

         2. PURCHASE PRICE AND PAYMENT. The total purchase price (the "Purchase Price") for the Shares shall be as follows:

         (a) CASH CONSIDERATION. The sum of TEN MILLION AND NO/100 ($10,000,000.00) DOLLARS, payable by the Purchaser to the Shareholders on the Closing Date by wire transfer as follows:

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                      NAME OF SHAREHOLDER                 WIRE TRANSFER AMOUNT

                      Brandon Alan Dawes                  $  3,300,000.00
                      David Scott Dawes                   $  3,300,000.00
                      Jimmy M. Dawes                      $  3,400,000.00
                                                          ---------------
                      Total                               $ 10,000,000.00

         (b) IHI STOCK. The balance of the Purchase Price shall be paid by the Purchaser to the Shareholders at Closing on the Closing Date in shares of Common Stock, $.01 par value per share, of the Purchaser ("Purchaser's Stock") (the Purchaser's Stock to be paid to the Shareholders pursuant to the transaction contemplated by this Agreement being hereinafter referred to as the "IHI Shares") as follows:

               The Shareholders shall receive that number of shares calculated by dividing $10,000,000.00 by the average closing price of Purchaser's Stock for the following five (5) business days:
               August 10, 1998 through and including August 14, 1998. No fractional shares shall be issued. The shares shall be issued in compliance with Regulation D of the Securities Act of 1933, and the Shareholders hereby agree to comply with such Regulation D and to execute and deliver such investment letters and other instruments as the Purchaser's counsel shall reasonably request to insure compliance with Regulation D.

         The IHI Shares shall be allocated among the Shareholders in accordance with their respective ownership percentages listed on Schedule I hereto.

         (c) ALLOCATION OF PURCHASE PRICE TO NON-COMPETE. ONE THOUSAND AND NO/100 ($1,000.00) DOLLARS of the aggregate amount of the Purchase Price set forth in this Section 2 is hereby allocated to the covenant against competition of the Shareholders set forth in Section 5(c) hereof. The Purchaser and Shareholders agree to reflect the foregoing allocation in their respective income tax returns.

         (d) FURTHER ASSURANCES. Each of the Shareholders hereby agrees to execute and deliver from time to time at the request of the Purchaser and without further consideration, such additional instruments of conveyance and transfer and to take such other action as the Purchaser may reasonably require more effectively to convey, assign, transfer and deliver the Shares to the Purchaser.

         3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. The Shareholders, jointly and severally, represent and warrant to and agree with the Purchaser that:

         (a) ORGANIZATION AND STANDING OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State

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         of Louisiana. The Company has full corporate power and authority to conduct its business as it is now being conducted and is qualified to do business as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business requires it to be so qualified. Attached hereto as SCHEDULE 3(A) are true, correct and complete copies of the Company's Articles of Incorporation (duly certified by the Secretary of State of the State of Louisiana) and By-Laws (certified by the Secretary of the Company) as in effect on the date hereof.

         (b) POWER AND AUTHORITY; ENFORCEABILITY. The Company has all requisite corporate power and authority to enter into this Agreement and all other documents to be entered into by the Company in connection with the consummation of the transactions contemplated hereby and to perform its obligations hereunder and thereunder. Each Shareholder has all requisite authority to enter into this Agreement and all other documents to be entered into by such Shareholder in connection with the consummation of the transactions contemplated hereby. This Agreement and all other documents entered into by the Company in connection with the Consummation of the transactions contemplated hereby have been duly authorized, executed and delivered on behalf of the Company and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and (ii) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (c) SUBSIDIARIES. The Company has no subsidiaries. Further, the Company does not (i) own, directly or indirectly, any of the outstanding capital stock or securities convertible into capital stock of any other corporation, or (ii) own, directly or indi rectly, any participating interest in any partnership, joint venture or other business enterprise.

         (d) CAPITALIZATION. The authorized capital stock of the Company consists of one hundred (100) shares of Common Stock, no par value, of which, on the date hereof, one hundred (100) shares are duly authorized, validly issued, outstanding, fully paid and nonassessable, one hundred (100%) percent of which are owned by the Shareholders as set forth on TABLE I, and none of which were issued in violation of any preemptive or other rights of any person to acquire securities of the Company. The Company has no treasury shares, outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of capital stock. Between the date hereof and the Closing Date, the Shareholders will not, and will not permit the Company to issue or enter into any subscriptions, options,

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         agreements or other commitments in respect of the issuance, transfer, sale, repurchase or encumbrance of any shares of capital stock.

         (e) FINANCIAL STATEMENTS. The following audited financial statements of the Corporation have been delivered to the Purchaser and are attached as SCHEDULE 3(E) hereto:

               (i) the audited balance sheet of the Company as of December 31, 1997 (the "Audited Balance Sheet") and the related audited statements of income and retained earnings and cash flows for the years then ended (together with related notes and schedules), which financial statements contain a report of Arsement Redd & Morella, L.L.C., independent auditors, reporting thereon (such balance sheets, the related statements of income and retained earnings and cash flows, and the related notes and schedules, being hereinafter together referred to as the "Audited Financial Statements"); and

               (ii) the unaudited balance sheet of the Company as of June 30, 1998 (the "Interim Balance Sheet") and the related unaudited statement of income for the six (6) month period then ended (such balance sheet and related statements of income being hereinafter together referred to as the "Interim Financial Statements").

         The Audited Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements"), including the related notes and schedules, have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied by the Company on a basis consistent with preceding years and throughout the periods involved ("GAAP") (except as noted in the independent auditor's report issued in connection with the Audited Financial Statements) and present fairly the financial position of the Company as of the dates of such statements, subject with respect to the Interim Financial Statements to year-end adjustments and to the absence of an inventory and certain statements, notes and schedules.

         The trade accounts and other receivables of the Company which are classified as current assets on the Audited Balance Sheet and the Interim Balance Sheet (collectively, the "Balance Sheets") are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, are believed to be good and collectible, and are not subject to any factoring arrangement.

         The inventories of the Company reflected on the Balance Sheets have been valued in accordance with GAAP. There have been no write-ups of inventories or other assets that are not in accordance with GAAP and reflect normal book to physical adjustments.

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         The Company has no liabilities of the type and in amounts required to be reflected or disclosed in a balance sheet (or notes thereto) prepared in accordance with GAAP other than:

                (i) those set forth or reserved against in the Interim Balance Sheet,

               (ii) those incurred since the date of the Interim Balance Sheet in the ordinary course of business,

               (iii) those disclosed in the schedules attached hereto, and

               (iv) those referred to in this Agreement or that exist by reason of this Agreement.

         The Company's books of account have been kept in all material respects in the ordinary course of business in accordance with GAAP, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books in all material respects.

         (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in any Schedule delivered to the Purchaser pursuant to this Section 3 or except as contemplated by this Agreement, since the date of the Audited Financial Statements, the Company has not:

               (i) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) or granted or agreed to grant any options, warrants or other rights calling for the issuance thereof;

               (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent) except in the ordinary course of business in customary amounts;

               (iii) paid any obligation or liability (absolute or contingent) except in the ordinary course of business in customary amounts;

               (iv) paid any obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the Company's Financial Statements (or the notes thereto) and obligations or liabilities incurred since the date thereof and permitted to be so incurred by the foregoing clause (ii) of this Section (f);

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               (v) except as otherwise permitted herein, declared or made, or agreed to declare or make, any payment of dividends or distribution of any assets of any kind whatsoever to the Shareholders, or purchased or redeemed any shares of its capital stock;

               (vi) except as otherwise permitted herein, sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights (except sales in the ordinary course of business) or canceled or agreed to cancel, any debts or claims;

               (vii) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase substantially all of the assets, properties or rights of the Company (including management and control thereof), or requiring the consent of any party to the transfer and assignment of such assets, properties or rights (or changes in management or control thereof), or providing for the merger or consolidation of the Company with or into another corporation;

               (viii) suffered any material losses or waived any rights of material value;

               (ix) except in the ordinary course of business, made or permitted any amendment or termination of any contract, agreement or license to which it is a party;

               (x) made any accrual or arrangement for a payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

               (xi) increased the rate of compensation payable or to become payable by it to any of its officers or key employees not in the ordinary course of business; or made any increase in any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees;

               (xii) made any capital expenditures not in the ordinary course of business or commitments since June 30, 1998 aggregating more than $25,000.00 therefor or committed to purchase inventories, parts, supplies or other items in excess of its normal, ordinary and usual requirements or at excessive prices, all computed based on historical practices of the Company;

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
               (xiii) experienced any significant labor trouble; or

               (xiv) suffered any damage, destruction or loss, whether or not covered by insurance, which materially and adversely affects its assets or business, or had any material adverse change in the business, operations, financial condition or prospects of the Company.

         Between the date hereof and the Closing Date, the Shareholders shall not permit the Company to do any of the things listed in Clauses (i) through (xii) of this Section (f) without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, except as otherwise permitted by this Agreement.

         (g) TAX MATTERS. (i) The Company has made an election to be treated for federal income tax purposes as a Subchapter "S" corporation, within the meaning of Internal Revenue Code Sections 1361 et seq., for the respective periods shown on SCHEDULE 3(G)(I) hereto through the Closing Date (the "S Period"). (ii) During the S Period, each Shareholder has duly and timely filed all tax reports and returns required to be filed by them. All such tax returns were consistent with the tax returns filed by the Company. The Shareholders have timely paid in full all taxes shown on their tax returns. The Shareholders shall bear full responsibility for the payment of any and all taxes which are owed by them. There are no currently pending audits, inquiries, investigations or examinations relating to any of the Shareholders' tax returns pending, and there are no claims which have been asserted relating to any of the Shareholders' tax returns which if determined adversely would result in the assertion by any governmental entity of any tax deficiency against the Company. Since acquiring the Shares of the Company, there have been no waivers or extensions of statutes of limitations by the Shareholders. All other state, county and local and other taxes, including without limitation, income taxes, payroll taxes, corporate franchise taxes, sales, excise and use taxes and ad valorem taxes, due and payable by the Company for the periods ended prior to the Closing Date have been paid (or reserved for) and there is no further liability other than the reserve (whether or not disclosed on its returns) for any taxes relating to such periods, and no interest or penalties have accrued or are accruing with respect thereto. All United States, state, county and local and other taxes, including without limitation, income taxes, payroll taxes, corporate franchise taxes, sales, excise and use taxes and ad valorem taxes, due and payable by the Company for the periods ended prior to the date hereof, have been paid and there is no further liability (whether or not disclosed on its returns) for any taxes relating to such periods, and no interest or penalties have accrued or are accruing with respect thereto. The Company has timely filed in correct form all tax returns and reports required to be filed by it on or before the date of this Agreement with all such taxing authorities. The current liability for Federal, state and local taxes

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         reflected on the Company's Financial Statements, if any, represents at the date thereof, reasonable and adequate provision for the payment of all accrued and unpaid current Federal, state and local taxes of the Company. No assessments of deficiencies have been made against the Company, and no extensions of time are in effect for the filing of any returns or the assessment of deficiencies. No examinations by the Internal Revenue Service ("IRS") of the Federal income tax returns of the Company for any taxable year are presently pending. The Shareholders have delivered to the Purchaser true and complete copies of all of the Company's Federal and state Income Tax Returns of the Company for each of its fiscal years since 1994. In the event that after the Effective Date a deficiency is determined in the amount of Federal tax payable by the Company, which deficiency relates to periods prior to the Effective Date, then in that event, the Shareholders, in the manner and to the extent set forth in Section 10 hereof, shall be fully responsible for and shall indemnify and hold the Purchaser and the Company harmless from the payment of any such deficiency, tax liability, penalty, interest, loss, costs, expenses or claim (including attorney and accountant fees) with respect thereto.

         The Shareholders hereby represent, warrant and covenant that they shall file or cause to be filed a Section 338(h)(10) election (the "Election") with the IRS in connection with the transaction contemplated by this Agreement. The Shareholders hereby covenant and agree with Purchaser that (i) the Shareholders shall file the short period federal corporation income tax return for the Company for the period January 1, 1998 through the Effective Date (the "Short Period Tax Return"), (ii) the Shareholders shall pay all tax with the filing of the Short Period Tax Return, and (iii) the Shareholders shall cause a copy of the Short Period Tax Return, as filed, to be delivered to Purchaser on or about the date of its filing with the IRS. Purchaser shall provide the Shareholders with any and all information necessary in order that the Shareholders are able to comply with their covenant to file the above tax return.

         (h) CONTRACTS AND OPERATING AGREEMENTS. SCHEDULE 3(H) hereto is a complete and accurate listing of all mortgages, liens, licenses, leases, sales representation agreements, purchase orders (with unexpired terms of more than thirty [30] days) and all other executory contracts, undertakings, commitments and agreements of the Company, as hereinafter defined), to which or by which it is bound, whether written or oral, (x) entered into in the ordinary course of business involving the payment by or to the Company of more than $10,000.00 per year with respect to any such contract, undertaking, commitment or agreement, (y) entered into other than in the ordinary course of business, or (z) with any of Shareholders' Affiliates (the "Contracts"). For the purposes of this Agreement, the term "Shareholders' Affiliates" shall include all "affiliates" of the Shareholders as such terms are defined in the rules and regulations promulgated by the Securities and Exchange

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         Commission under the Securities Act of 1933, as amended. Each and all of the Contracts have been duly executed by, or assigned to, the Company, are currently in effect, are valid and binding upon the parties thereto and are enforceable in all material respects in accordance with their terms. Neither the Company nor the Shareholders are aware of any facts that would prevent the performance of any of the Contracts. Neither the Company nor any other party is in default under any one or more of the Contracts nor has any claim of default been asserted by the Company or any such other party. The Company has committed no act and there has been no omission which will result in the breach by it of any Contract.

         (i) TITLE TO PROPERTIES AND RELATED MATTERS. SCHEDULE 3(I) hereto is a complete list of all real property and improvements, and all personal property (including all major items of furnishings, equipment and automobiles) owned by the Company. The assets reflected in SCHEDULE 3(I) and in the Company's Financial Statements, were at the date thereof, and, except for assets consumed or disposed of in the ordinary course of business since the date thereof (or distributed to the Shareholders as permitted hereunder), are now owned by the Company by good and marketable title, free and clear from all security interests, mortgages, liens, claims, defects and encumbrances except liens, charges or encumbrances discussed or referred to in the Company's Financial Statements, the related notes or schedules thereto or in
         SCHEDULE 3(I) delivered to the Purchaser pursuant to this Section 3. Except as disclosed in SCHEDULE 3(I), all such assets are in good operating condition and repair, subject to ordinary wear and tear. All of such assets have been properly maintained, with no extraordinary maintenance planned or anticipated, and are adequate and sufficient for the operation of the Company's business as historically operated by the Company. There are no material capital expenditures currently contemplated or necessary to maintain the current operation of the Company's business.

         (j) CONSENTS. Prior to Closing the Company shall have obtained all approvals or consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement.

         (k) RECEIVABLES. All notes receivable, contracts receivable and accounts receivable included in the Company's Financial Statements or which have arisen since the date of the Company's Financial Statements are valid, have arisen in the ordinary course of business, and are collectible and will be paid no later than ninety (90) days after the Closing Date. None of such receivables have been the subject of any factoring by the Company.

         (l) LITIGATION AND PROCEEDINGS. Except as described in SCHEDULE 3(L), there are no actions, suits or proceedings pending or, to the knowledge of the Shareholders, threatened against or affecting the Company or the Shareholders, at law or in

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         equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve the possibility of any judgment or liability not fully covered by casualty or liability insurance; and the Company is not in default with respect to any judgment, order, writ, injunction, decree, award, or, to the best of the Shareholders' knowledge and belief, in default with respect to any rule or regulation of an court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality.

         (m) INSURANCE COVERAGE. Attached as SCHEDULE 3(M) is a list of all policies and contracts of insurance, including hospitalization, life, property or liability, showing policy limits, expiration dates, types of coverage and names of insured. The Company maintains policies of casualty, liability, use and occupancy, and workmen's compensation and other forms of insurance with reputable and financially sound insurers, covering its properties and assets in amounts and against such losses and risks as are generally maintained for comparable businesses and properties, and valid policies for such insurance are now duly in force. To the best of the Shareholders' knowledge, after due inquiry, for the five (5) year period immediately preceding the date hereof, other than in the ordinary course of business, there have been no claims made on any of the Company's currently existing or previously effective policies of insurance, including those policies described in this Section 3(m).

         (n) EMPLOYEE RELATIONS. Attached as SCHEDULE 3(N) is a list of all bonus, incentive, compensation, disability pension, profit sharing, group insurance or employee welfare plans of any nature whatsoever (collectively, the "Plans"); all employment contracts and all other contracts, agreements or commitments to or with individual employees or agents extending for a period of more than thirty (30) days from the date thereof or providing for earlier termination only upon the payment of a penalty, severance pay or an equivalent thereof;

               (i) Except as set forth in SCHEDULE 3(N), there are no written employment agreements in effect between the Company and any of its employees and no collective bargaining agreements covering any such employees. The Company's employees are not members of a collective bargaining group and no union organizing activities are in process or contemplated. The only pension, profit sharing or other retirement plan, whether or not qualified, in effect is the Company's 401(k) Profit Sharing Plan described on SCHEDULE 3(N) (the "401(k) Plan"). The Company does not contribute or have any obligation to make any payments or contributions to a multi-employer plan, as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Company does

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               not have any actual or potential liability under Section 4201 of
               ERISA for any complete or partial withdrawal from a multi-employer plan.

               (ii) The Company is in compliance with all applicable laws respect ing employment and employment practices, terms and conditions of employment and wages and hours of employees, and there is no labor strike, dispute, slowdown or representation campaign or work-stoppage pending or threatened with respect to employees of the Company.

               (iii) There is not, pending or threatened, any unfair labor practice complaint against the Company pending before any relevant authority or union representation petition respecting the employees of the Company.

               (iv) The Plans comply in all material respects with the requirements of all applicable laws. There are no actions, suits, claims or investigations pending or threatened with respect to any Plan. There is no liability required to be accrued under the Plans except to the extent reflected in the Company's Financial Statements. The Company has made or set aside funds to make full payment of all amounts which the Company is required to pay prior to the date hereof under the terms of each Plan (including, without limitation, the 401(k) Plan), or under any governmental rule or regulation relating to employment matters. All Plans, including the 401(k) Plan, shall be terminated by the Company promptly after the Closing Date. The termination of any Plan by the Company will not result in the imposition of any liability on the Company or the Purchaser, and the Shareholders, in the manner and to the extent set forth in Section 10 hereof, shall be fully responsible for and shall indemnify and hold the Purchaser and the Company harmless from the payment of any such liability, penalty, loss, costs, expenses or claims (including attorney and accountant's fees) with respect thereto.

               (v) To the best of the Shareholders' knowledge, each "Group Health Plan" (within the meaning of Section 162(i)(3) of the Internal Revenue Code of 1986) maintained by the Company has been administered in good faith compliance with the reasonable interpretation of the continuation coverage requirements contained in Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

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         (o) PATENTS, TRADEMARKS AND LICENSES. SCHEDULE 3(O) contains a complete and accurate list of all domestic and foreign patents, patent applications, licenses, trademarks, trademark applications, trade names, trade name applications, copy rights and copyright applications owned by or licensed to the Company or in which the Company has any right or interest whatsoever, all of which are in good standing. The Company owns or has all rights necessary to use all patents, inventions, trademarks and copyrights necessary for the conduct of its business as currently conducted, and the conduct of such business does not conflict with or infringe upon any patent, trademark, trade name, trade secret or copyright of others. The Company has received no notice of any claim of infringement or other complaint that its operations conflict with or infringe upon the patents, trade names, trademarks, trade secrets or copyrights of others.

         (p) APPROVALS, PERMITS, AUTHORIZATIONS AND REGULATIONS. The Company's business is being conducted in compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities, and within the past six (6) years, neither the Company nor any officer, director, stockholder, agent or employee has violated, in any material respect, any law, ordinance, rule or regulation in connection with the Company's business. Further, the Company has not received, within the past six (6) years, any notice (written or otherwise) from any governmental authority asserting or investigating any alleged failure to comply with any applicable law, ordinance or regulation.

         (q) INVENTORY. None of the inventories of the Company are obsolete, defective or otherwise not saleable or usable other than that reasonably anticipated in the normal course of business. The levels of inventories currently on hand are not in excess of or less than that necessary for the operation of the Company's business in the ordinary course of business consistent with past practices of the Company.

         (r) GUARANTEES, ETC. Except those which are required in the ordinary course of business, the Company has not given any guarantee, indemnity, warranty or bond, or incurred any other similar obligation or created any security for or in respect of, liabilities, actual or contingent, of any other person.

         (s) OSHA AND ADA. The Company has not received notice of any violation by the Company, and the Company is not in violation of and has not been in violation of, either the Occupational Safety and Health Act of 1970 or the Americans With Disabilities Act, including rules and regulations thereunder, or any other federal, state, local or foreign laws, including rules and regulations there under, regulating or otherwise affecting employee health and safety or persons with disabilities.

         (t) CUSTOMERS. The Shareholders have no knowledge or information or reason to believe that any of the Company's customers has ceased, or intends to cease, to acquire products or services from the Company or has reduced, or intends to materially reduce, the use of the products or services sold by the Company for any reason or as a result of the transaction contemplated by this Agreement.

         (u) OFFICERS, DIRECTORS AND EMPLOYEES. Attached hereto as SCHEDULE 3(U) is a list of all officers and directors of the Company, and all employees whose aggregate remuneration is in excess of $20,000.00 per year. There are no amounts owed to any officer, director or employee of the Company other than as reflected in the Company's Financial Statements. No officer, director or employee of the Company, or any affiliate of the Company, owns, directly or indirectly, beneficially or otherwise, any material interest in, or is an employee, officer or director of, or a consultant, agent for or representative of, any customer, competitor or supplier of the Company.

         (v) ABSENCE OF ADVERSE AGREEMENTS. The Company is not a party to any instrument or agreement or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which materially and adversely affects the business, properties, assets or condition, financial or otherwise, of the Company.

         (w) NO DEFAULTS. The Company is not in default under, nor has any event occurred which with notice or lapse of time or both, could result in a waiver (except caused by the statute of limitations) of any material right or default under, any outstanding indenture, mortgage, lease, contract or agreement to which the Company is a party or by which the Company or its assets may be bound, or under any provision of the Company's Articles of Incorporation or By-Laws (or comparable instruments). All liabilities of the Company are, and will be on the Closing Date, current and not in default.

         (x) BANKS, SIGNATORIES. SCHEDULE 3(X) is a list setting forth the name of each bank, savings and loan or other financial institution in which the Company has any account or safe deposit box, the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

         (y) NO CONFLICTS. The execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in a breach of or constitute a default under the Articles of Incorporation or By-Laws of the Company, or under any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or under any contract, agreement or instrument to which the Company is a party or by which its properties may be bound, or any law, statute or regulation.

         (z) BOOKS AND RECORDS. The books and records of the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and reflect a true record of all meetings or proceedings of the Board of Directors and Shareholders of the Company.

         (aa) BROKERS. Neither the Company nor the Shareholders are a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against any of them, for the payment of any broker's or finder's fees in con nection with the origin, negotiation, execution or performance of this Agreement.

         (bb)  ENVIRONMENT AND HEALTH.

               (i) The real estate and improvements thereon leased by the Company located at (A) 341 Queens Row, Lafayette Parish, Louisiana, (B) 2020 Grand Caillou Road, Houma, Terrebonne Parish, Louisiana, and (C) 501 Bark Street, Harvey, Jefferson Parish, Louisiana, more particularly described in SCHEDULE 3(BB) hereto (hereinafter collectively referred to as the "Real Estate") and its existing uses comply, in all material respects, and the Company is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Estate and the conduct of the Company's business operations, in any material respect, any applicable statutes, laws, rules, regulations, ordinances, codes, licenses or permits of any governmental authorities relating to environmental matters including without limitation the Comprehensive Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Toxic Substance Control Act of 1976, except that the Shareholder makes no representation regarding any violation or liability that might be asserted based on activities or conditions on the Real Estate prior to the Company's occupancy thereof.

               (ii) The Company has (i) operated the Real Estate and has at all times received, handled, used, stored, treated, shipped and disposed of all hazardous and toxic substances, petroleum products and waste, in all material respects, in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations and requirements, and (ii) removed from and off the Real Estate all hazardous or toxic substances, petroleum products and waste brought onto or produced on the Real Estate by the Company (other than products and substances presently being used and disposed of in accordance with law in customary amounts in the ordinary course of business).

               (iii) There are no statutes, orders, rules or regulations relating to environmental matters requiring any material work, repairs, construction or capital expenditures with respect to any of the Real Estate, nor has the Company received any notice of any of the same.

               (iv) Except in compliance in all material respects with all applicable environmental health or safety statutes, ordinances, rules or regulations, no hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released into the environment, or deposited, discharged, placed or disposed of at, on or near the Real Estate by the Company, nor has the Real Estate been used at any time by the Company as a landfill or a waste disposal site. No asbestos, urea formaldehyde or polychlorinated biphenyls are present on the Real Estate. There have not been any underground storage tanks located at the Real Estate during the Company's occupancy thereof.

               (v) No notices of any violation of any of the matters referred to in subsections (i) through (iv) of this Section 3(bb) relating to Real Estate or its use have been received by the Company. There are no writs, injunctions, decrees, orders or judgments outstanding and no lawsuits, claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of any of the Real Estate.

               (vi) No employee of the Company has submitted a claim to the Company or filed suit alleging that such employee suffers from chronic injury or illness resulting from exposure to toxic substances, hazardous substances or manufacturing processes used in connection with the Company's business or present at the place of business of the Company.

         (cc) DISCLOSURE. Neither this Agreement, the Schedules attached hereto, nor any other document furnished by the Company or the Shareholders to Purchaser, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading, and except as disclosed herein or therein, there is no fact (other than matters of a general economic or a political nature which do not effect the business of the Company uniquely) known to the Shareholders which materially adversely effects or in the future can be reasonably expected to materially adversely effect the properties, business, operations or financial condition or prospects of the Company.

         (dd) NON-OWNED PROPERTY. All tangible personal property located on the Real Estate is owned by the Company and has been included in the Company's Financial Statements.

         (ee) INSPECTIONS. Between the date hereof and the date of Closing, the Shareholders shall afford the Purchaser and its agents the opportunity to make full and complete inspection of (i) the Company's books and records (including without limitation, the Company's Financial Statements, tax returns, accounts receivable, accounts payable, etc.),
         (ii) the Company's assets (including without limitation, the inventory and tangible and intangible personal property) and (iii) the Real Estate (including all mechanical equipment, the roof, the structural in tegrity of the improvements on the Real Estate, the interior of the improvements and the environmental condition of the Real Estate).

         Except as required by law or with respect to litigation under this Agreement, the parties to this Agreement agree that they shall not disclose to anyone other than another party and hold in strictest confidence any and all confidential, non-public data and information (the "Confidential Information") within its or his knowledge concerning the Company. Purchaser and Shareholders shall use commercially reasonable efforts to insure that all employees, agents and authorized representatives will keep the Confidential Information confidential, and shall take all reasonable measures to protect their own Confidential Information.

         (ff)  INVESTMENT REPRESENTATIONS OF THE SHAREHOLDERS.

         Each Shareholder hereby represents and warrants to Purchaser as follows:

               (1) He fully understands the nature, scope and duration of limitations on transfer of the IHI Shares included in this Agreement.

               (2) He has such knowledge and experience in financial and business matters generally, and in the industry engaged in by Purchaser specifically, as to be capable of evaluating the risks and merits of an investment in the IHI Shares.

               (3) He has received and reviewed such of the instruments and documents pertaining to the formation, organization, governance, operation and business of Purchaser (collectively, "Documents") as he has deemed necessary. In making his decision to invest in IHI Shares, he has not relied upon any oral representation by any representative of Purchaser or anyone acting on its behalf.

               (4) He acknowledges that he has had an adequate opportunity to ask questions of the officers and directors of Purchaser and receive answers from them concerning the Documents and the business plan and corporate governance of Purchaser. He has asked any and all questions in the nature described in the preceding sentence and has had all such questions answered to his satisfaction.

               (5) He recognizes that the offer and sale by Purchaser to him of IHI Shares has not been and will not be registered under the Securities Act in reliance upon the exemptions from registration afforded by Section 4(2) thereof and the rules and regulations promulgated thereunder, and have not been and will not be registered under the Securities Act or any other state or federal securities or blue sky laws (collectively, the "Securities Laws") in reliance upon exemptions from the registration requirements thereof. He is acquiring IHI Shares not with a view to, or for offer or resale connection with, a distribution thereof in violation of any Securities Laws. He understands that the effect of such representation and warranty is that IHI Shares must be held indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Laws or an exemption from such registration is available at the time of any proposed sale or other transfer thereof. He acknowledges that any resale of IHI Shares by him must be in compliance with Rule 145 under the Securities Act. He also understands that Purchaser is under no obligation to file a registration statement under the Securities Act covering the sale or transfer of any of the Securities. He acknowledges that Purchaser is and will be relying upon the truth and accuracy of the representations and warranties contained herein in issuing IHI Shares to him without first filing a registration statement with respect thereto under the Securities Laws.

               (6) He acknowledges that legends will be placed on the certificates representing IHI Shares in substantially the form set out below:

                      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED.

               (7) He acknowledges that stop transfer instructions have been or will be placed with respect to IHI Shares so as to restrict his resale or distribution thereof.

               (8) He represents that he has no contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any of IHI Shares to be acquired by him.

         4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Shareholders that:

         (a) ORGANIZATION, STANDING AND AUTHORITY OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to conduct its business as it is now being conducted, to enter into and carry out the provisions of this Agreement.

         (b) CAPITALIZATION. The authorized capital stock of Purchaser consists of (i) 50,000,000 shares of common stock, par value $0.01 per share ("IHI Common Stock") of which 10,922,239 are issued and outstanding as of June 30, 1998, and (ii) 7,500,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. All issued and outstanding shares of IHI Common Stock are validly issued, fully paid and non-assessable.

         (c) IHI SHARES. The issuance by Purchaser of IHI Shares has been duly and validly authorized by all necessary corporate action on the part of Purchaser. On the Closing Date, the IHI Shares shall be validly issued, fully paid and nonassessable

         (d) SEC FILINGS; DISCLOSURE. Purchaser has filed with the Securities and Exchange Commission (the "SEC") all material forms, statements, reports and documents required to be filed by it under the Securities Exchange Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act") and the respective rules and regulations thereunder, all of which complied when field (as amended if applicable) in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder. Purchaser has delivered to the Shareholders a disclosure memorandum dated August 3, 1998 (the "IHI Disclosure Memorandum"), containing true and correct copies of Purchaser's Financial Statements and Purchaser's Annual Report on Form 10-K for the year ended December 31, 1997, and Purchaser's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998. No representations or warranties by Purchaser in this Agreement and no statement by Purchaser contained herein contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading, it being understood that as used in this section "material" means material to Purchaser and it subsidiaries as a consolidated whole.

         (e) FINANCIAL STATEMENTS. Purchaser has furnished to the Shareholders true and complete copies of the following (collectively, the "IHI Financial Statements"): (i) the audited balance sheet of Purchaser at December 31, 1997 and the related statements of operations, shareholders' equity and cash flows, together with the notes thereto; and (ii) the unaudited balance sheets of Purchaser at March 31, 1998 and June 30, 1998, and the related unaudited statement of operations and shareholders' equity for the respective three (3) month period then ended. The IHI Financial Statements were prepared from the books of account and records of Purchaser in accordance with GAAP applied on a basis consistent with preceding years and throughout the periods involved and present fairly the consolidated financial position of Purchaser at the dates indicated and the results of operations, shareholders' equity and cash flows for the periods then ended.

         The IHI Financial Statements were prepared for use by general purpose users and accordingly reflect assessments of materiality that management of Purchaser considered to be reasonable and appropriate for such use. The Shareholders have conducted their own examination of such financial statements and supporting information and have made their own independent determination that these materiality levels are appropriate and reasonable for their purposes.

         (f) NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Purchaser, (ii) violate any provision of any agreement or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject, or (iii) violate or result in a breach of, constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which the Purchaser is subject.

         (g) CORPORATE PROCEEDINGS OF THE PURCHASER. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of the Purchaser, and this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

         (h) BROKERS. The Purchaser is not a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against it, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement other than as disclosed to Seller.

         (i) INVESTMENT. The Shares will be acquired for investment and not with a view to distribution thereof, nor with any intention of distributing or selling or otherwise disposing of the Shares.

         (j) REGISTRATION OF IHI SHARES. Purchaser shall use its best efforts to cause ninety thousand (90,000) of the IHI Shares to be included in its next registration statement filed with the Securities and Exchange Commission.

         5. ADDITIONAL COVENANTS AND AGREEMENTS OF SHAREHOLDERS.

         (a) RESIGNATIONS. The Shareholders agree to deliver to the Purchaser at Closing (effective as of the Effective Date) the resignations of those officers and directors of the Company as may be requested by the Purchaser.

         (b) DELIVERY OF STOCK CERTIFICATES AND OTHER MATERIALS. At the Closing, the Shareholders shall deliver to the Purchaser the certificates evidencing the Shares duly endorsed and accompanied by executed Stock Powers, as well as all minute books, stock certificate books, corporate seals and other corporate books, records, data and papers of the Company.

         (c) COVENANT AGAINST COMPETITION. Each of the Shareholders agree that from and after the Effective Date, they will not, directly or indirectly, for a period of two(2) years, but not to exceed the maximum period allowed by law, (1) own, operate, engage in or be interested in, affiliated or connected with (other than by purchasing securities on a national securities exchange or established over-the-counter market) any person, firm, corporation or other entity (except for the Purchaser or any subsidiary thereof) operating or purporting to operate any business in the States of Louisiana, Mississippi and Texas (but not to exceed the maximum area permitted by law) which competes in any manner with the business of the Company, including the distribution and sale of nuts, bolts, valves, pipe and other supplies to companies affiliated with the oil and gas and industrial fabrication industries (the "Subject Business"); or (2) solicit or accept (either on his own account or as the agent of another person) the business of any person in connection with the Subject Business in the States of Louisiana, Mississippi and Texas who has been a customer of the Company for such goods or services during the period of two (2) years prior to the Effective Date; (3) induce, solicit or endeavor to entice any person to leave the service or employment of the Company; or (4) use any trade name (including the expression "A & B Bolt") (or any other name intended or likely to be confused with such trade name) used by the Company at any time during the two (2) immediately preceding the Effective Date. Each of the Shareholders hereby acknowledge that the foregoing restrictions are reasonable in scope and necessary for the protection of the goodwill of the Company and that a breach of this covenant would cause Purchaser and the Company substantial damage impossible of precise determination. Accordingly, in addition to such other rights and remedies as may be available to the Purchaser and the Company in the event of any breach, actual or threatened, of the foregoing provisions of this Section 5(c), the Purchaser and the Company (or any successor or successors thereof), shall be entitled to enjoin such breach, actual or threatened. Each of the Shareholders further agree that should any portion of the foregoing covenant be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under the laws and public policies in the jurisdiction in which enforcement is sought.

         (d) CONSENTS. The Shareholders and the Company shall obtain all approvals and consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement.

         6. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions unless expressly waived in writing by the Purchaser:

         (a) REPRESENTATIONS AND COVENANTS. All representations and warranties of the Shareholders contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date (except to the extent any such representation or warranty is made as of a specified date), and the Shareholders shall have performed all agreements and covenants to be performed by them on or prior to the Closing Date, and the Purchaser shall have received a certificate dated the Closing Date, signed by the Shareholders, to the effect that such is the case.

         (b) GOVERNMENTAL APPROVALS. The Purchaser shall have received all final governmental approvals necessary for the consummation of the transactions contemplated by this Agreement including, but not limited to approvals of the Federal Trade Commission required under the Hart-Scott-Rodino Act (15 U.S.C.
         ss.ss. 1311 et seq.).

         (c) OPINION OF COUNSEL. The Purchaser shall have received the opinion of Barry J. Sallinger, counsel for the Shareholders and the Company, dated the Closing Date, to the effect that:

               (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and has corporate power to carry on its business as it is now being conducted;

               (ii) the authorized capital stock and the outstanding shares of the Company are as set forth in Schedule I hereof, and the Shares are duly and validly issued, fully paid, non-assessable and outstanding;

               (iii) this Agreement has been duly executed and delivered by the Shareholders and, assuming the legal competency of the Shareholders, constitutes the valid and binding obligation of the Shareholders enforceable in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and except that such counsel need not express an opinion as to whether any covenant contained herein is specifically enforceable);

               (iv) the transfer of the Shares from the Shareholders shall vest in the Purchaser valid ownership in the Shares, free and clear of all security interests, pledges, liens, encumbrances, charges or assessments, and no other endorsement is required to transfer such ownership to the Purchaser, and such counsel is not aware of any adverse claim with respect to any Shares;

               (v) except as stated in such opinion or in any Schedule delivered to the Purchaser pursuant to Section 3 of this Agreement, such counsel does not know of any litigation, proceeding or governmental investigation pending or threatened against or relating to the Company or to the properties or business of the Company or against the Shareholders relating to the transactions contemplated by this Agreement;

               (vi) no authorization, consent or approval of any court or governmental body or authority is necessary to the validity of the transfer by the Shareholders of the Shares to the Purchaser as provided in this Agreement; and

               (vii) the consummation of the transaction contemplated by this Agreement will not result in the breach of or constitute a default under the Articles of Incorporation or By-Laws of the Company, or any loan, credit or similar agreement or any court decree to which the Company or the Shareholders are a party and of which such counsel has knowledge, or by which any of them or their properties may be bound.

         (d) OTHER LEGAL MATTERS. Legal matters in connection with this Agreement and the transaction contemplated hereby shall have been approved by Stumpf Falgout

         Craddock & Massey, P.C., counsel for the Purchaser, and the Shareholders shall have furnished to such counsel originals of such corporate records of the Company and copies of such other documents as such counsel may reasonably have reques ted for such purpose.

         (e) NO DAMAGE OR DESTRUCTION. Prior to the Closing Date, there shall not have occurred any casualty to any facility, property, equipment or inventory owned or used by the Company as a result of which either (i) the monetary amount of damage or destruction aggregates five (5%) percent or more of the aggregate book value shown on the books of account of the entire facilities, properties, equipment and inventory of the Company, or (ii) the total monetary amount of damage or destruction is less than five (5%) percent of the aggregate book value shown on the books of account of the entire facilities, properties, equipment and inventory of the Company, but more than $50,000, and such loss shall not be substantially covered by valid, existing insurance underwritten by responsible insurers.

         (f) NO MATERIAL ADVERSE CHANGES. The Shareholders shall have delivered to the Purchaser their certificate stating that there has been no material adverse change in the business, operations, financial condition or properties of the Company since the date of the Company's Audited Financial Statements.

         (g) ABSENCE OF LITIGATION. No litigation, governmental action, insolvency, receivership or other proceeding shall have been threatened, asserted or commenced with respect to the transaction contemplated herein or otherwise.

         (h) ENVIRONMENTAL CONDITION. The environmental condition of the Real Estate has been approved by the Purchaser and its advisors.

         (i) CONSENTS. The Shareholders and the Company shall have obtained all approvals and consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement, including the approvals of all regulatory and governmental agencies which have jurisdiction over the transactions contemplated by this Agreement.

         (j) EMPLOYMENT AGREEMENTS. Shareholders Brandon Alan Dawes and David Scott Dawes shall have executed and delivered to the Purchaser employment agreements in the form attached hereto as EXHIBIT "A".

         (k) RESOLUTIONS OF THE COMPANY. The Shareholders shall furnish Purchaser with certified copies of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement.

         (l) COMPANY CORPORATE DOCUMENTS. The Shareholders shall deliver to Purchaser (1) the Stock and Minute Books and Corporate Seal of the Company, (2) certified copies of the certificate of incorporation and bylaws of the Company, and (3) certificates of good standing from the state of Louisiana and all states where the Company is qualified to do business as a foreign corporation.

         (m) STOCK CERTIFICATES. The Shareholders shall surrender their Company stock certificates to Purchaser duly endorsed or with a blank stock power attached thereto in the form of EXHIBIT "B" attached hereto.

         (n) DIRECTORS AND OFFICERS. The Shareholders shall furnish Purchaser with written resignations of such directors and officers of the Company required by Purchaser in forms of EXHIBIT "C" attached hereto.

         (o) LEASE AGREEMENTS FOR LAFAYETTE AND HOUMA REAL ESTATE. Each of (i) Shareholder Jimmy M. Dawes, the owner of the Lafayette, Louisiana Real Estate, and (ii) Dawes Brothers, L.L.C., the owner of the Houma, Louisiana Real Estate, shall have agreed to execute and deliver a lease agreement with the Company (as the lessee thereunder) on terms and in forms acceptable to Purchaser in its sole discretion on the Lafayette Real Estate and the Houma Real Estate whereby the Company shall be permitted to continue to operate its business thereon. The forms of lease agreement contemplated by this subparagraph (o) are attached hereto as EXHIBIT "D".

         (p) DUE DILIGENCE. The completion of all due diligence review and examination of the Company by Purchaser and its representatives.

         7. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The respective obligations of the Shareholders to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions, unless expressly waived in writing by the
Shareholders:

         (a) REPRESENTATIONS AND COVENANTS. All representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date and the Purchaser shall have performed all agreements and covenants to be performed by it on or prior to the Closing Date, and the Shareholders shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Purchaser, to the effect that such is the case.

         (b) PAYMENT OF CONSIDERATION. Purchaser shall pay to the Shareholders the Purchase Price described in Section 2.

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
         (c) RESOLUTIONS OF PURCHASER. Purchaser shall furnish the Shareholders with certified copies of resolutions duly adopted by its Board of Directors authorizing the execution, delivery and performance of this Agreement.

         8. THE CLOSING AND THE EFFECTIVE DATE. The execution and delivery of the instruments, certificates and other documents required in order to consummate the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stumpf Falgout Craddock & Massey, 1400 Post Oak Boulevard, Suite 400, Houston, Texas 77056, on the date on which the Purchaser receives the approvals specified in Section 6(b) above, or at such other time and day or other location as may be mutually agreed upon by the Purchaser and the Shareholders. The date and time of such execution and delivery is herein called the "Closing Date." On or effective as of 12:01 a.m., Houston, Texas, time on August 1, 1998, the sale and exchange of the Shares as contemplated hereunder shall be effective (the "Effective Date"). On the Closing Date, certificates representing the Shares, the minute books, stock certificate books, corporate seals and other corporate books, records, data and papers of the Corporation (including any documents pertaining to the Real Estate) shall be delivered by the Shareholders against delivery of the Purchase Price pursuant to
Section 2 hereof.

         9. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         (a) NATURE OF STATEMENTS. All statements contained in any schedule or any certificate or other instrument delivered by or on behalf of the Shareholders or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by the Shareholders or the Purchaser, as the case may be.

         (b) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, agreements and undertakings contained herein or in any Schedule, certificate or other document shall remain operative and in full force and effect, and shall survive the Closing Date and the delivery of all consideration and documents pursuant to this Agreement, and shall continue in effect for a period of two (2) years after the Closing Date and, as to representations made by the Shareholders concerning or affecting any tax liability of the Company, until a date which is six (6) months after the statute of limitations has run against the Federal, state and local government; provided, however, that any such representation, warranty, covenant, agreement or undertaking as to which a bona fide claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved in accordance with the terms of this Agreement.

         10. INDEMNIFICATION BY SHAREHOLDERS AND RELATED MATTERS.

         (a) INDEMNIFICATION BY SHAREHOLDERS. The Shareholders, jointly and severally, agree to defend, indemnify and hold harmless the Purchaser and the Company, and their respective successors and assigns, from, against and in respect of any and all loss or damage resulting from:

               (i) the breach by the Shareholders of any of the warranties, rep resentations, covenants, agreements or undertakings contained herein, except that the breach of the covenant not to compete shall be the sole liability of the particular Shareholder responsible;

               (ii) any Federal, state or local income tax liability (including any penalty and interest thereon) of the Company which the Shareholders are obligated to indemnify Purchaser and the Company pursuant to Section 3(g) hereof, or any liability relating to the 401(k) Plan which the Shareholders are obligated to indemnify the Purchaser and the Company pursuant to Section 3(n) hereof (but only after Purchaser has unsuccessfully pursued all potentially liable third parties for any such 401(k) Plan liability);

               (iii) any pending, threatened or other litigation against the Company which relates to the time period prior to the Effective Date not disclosed to Purchaser herein or the Schedules attached hereto;

               (iv) any liabilities of the Company which are not included in the Financial Statements; and

               (v) any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing (collectively, the "Losses").

         (b) PROCEDURE FOR MAKING CLAIMS. If and whenever the Purchaser desires to claim indemnification by the Shareholder pursuant to the provisions of this Section 10, the Purchaser shall promptly deliver to the Shareholders a certificate signed by the Chairman of the Board, Chief Executive Officer, President or Vice President of the Purchaser (the "Notice of Claim") (i) stating that the Purchaser or the Company, their successors and assigns, has paid or properly accrued losses, damages or expenses in an aggregate stated amount to which the Purchaser is entitled to indemnification pursuant to this Section 10, provided, however, such notice shall be given prior to the payment of an indemnity item if reasonable in light of the circumstances causing, or threatening to cause, a loss, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify the Shareholders shall relieve the Shareholders from liability only if they are prejudiced thereby. The Shareholders shall have the right to defend any claim by a third party at the expense of the Shareholders. The Purchaser and the Company, as the case may be, shall provide to the Shareholders prompt and complete disclosure of all pertinent information in the possession of or available to the Purchaser or the Company and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. The Shareholders, in the defense of any such suit, action or proceeding, shall not con sent to the entry of any judgment or decree except with the written consent of the Purchaser and the Company, nor enter into any settlement (except the written consent of the Purchaser and the Company) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Purchaser and the Company of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Purchaser and the Company shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense.

         (c) LIMITATIONS ON LIABILITY OF THE SHAREHOLDERS.

               (1) Notwithstanding any of the provisions of Section 10, Purchaser agrees not to make claims for Losses hereunder unless and until the aggregate of such claims exceeds Seventy-five Thousand and No/100 Dollars ($75,000.00) (the "Indemnification Threshold"); provided however, that (i) the Indemnification Threshold shall not be applicable to claims by Purchaser or the Company for Losses arising from a breach by any Shareholder of Sections 3(a), 3(b), 3(d) and 3(g), and any claim arising from a breach of any provision of any such Section shall not be taken into account for purposes of determining when the Indemnification Threshold has been met; and (ii) in no event shall the Shareholders' joint and several liability under Section 10 exceed the aggregate sum of Three Million Five Hundred Thousand Dollars ($3,500,000.00); and (iii) the Shareholders' liability under
               Section 10 applies only to claims made against IHI and/or the Company on or before two (2) years from and after the Closing Date (the "Expiration Date").

               (2) Any claim for indemnification for damages resulting from Losses ("Damages") hereunder shall be offset or reduced by the amount of any tax or insurance proceeds received by the indemnified person as a result of the event giving rise to such Damages, even though such benefit may arise after the Expiration Date. The indemnified person shall act in good faith and in a commercially reasonably manner to mitigate any Damages for which it may seek indemnification under this Section 10.

         (d) OTHER RIGHTS AND REMEDIES NOT AFFECTED. The foregoing indemnification provisions are in addition to any statutory equitable or common law remedy Purchaser may have for breach of representations, warranties, covenants or agreements.

         11. EXPENSES. The Shareholders and the Purchaser shall pay their or its own expenses (including without limitation counsel and accounting fees and expenses) incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

         12. NOTICES. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (i) personally delivered to the intended recipient; (ii) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (iii) delivered in person to the address set forth below for the party to which the notice was given; (iv) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below; or (v) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt, of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this Paragraph, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

         (a) if to the Shareholders, to the address of such Shareholders as shown in Table I with a copy to: Barry J. Sallinger, 820 East St. Mary Blvd., Suite 1, Lafayette, Louisiana 70503;

         (b) or if to the Purchaser, to 7135 Ardmore, Houston, Texas 77054,
         Attn: Christine A. Smith, Vice President, with a copy to: Lawrence J. Fontana, Stumpf Falgout Craddock & Massey, P.C., 1400 Post Oak Boulevard, Suite 400, Houston, Texas 77056.

Any party hereto may designate a different address by written notice given to the other parties.

         13.   SATISFACTION OF CONDITIONS; TERMINATION.

         (a) BEST EFFORTS TO SATISFY CONDITIONS. The Shareholders agree to use their best efforts to bring about the satisfaction of the conditions specified in Section 6 hereof, and the Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 7 hereof.

         (b) TERMINATION. This Agreement may be terminated, without liability on the part of any party hereto to any other party hereto, by:

               (i) the Board of Directors of the Purchaser, if a material default shall be made by any Shareholder in the observance or in the due and timely performance by such Shareholder of any of the covenants of such Shareholder herein contained, or if there shall have been a material breach by any Shareholder of any of the warranties and representations of such Shareholder herein contained, or if the conditions of this Agreement to be complied with or performed at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Purchaser; or

               (ii) the Shareholders, if a material default shall be made by the Purchaser in the observance or in the due and timely performance by the Purchaser of any of the covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of its warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Shareholders.

In the event of termination by the Purchaser or the Shareholders as provided above, written notice shall forthwith be given to the other party.

         14.   MISCELLANEOUS.

         (a) ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, the Purchaser shall have the right at any time prior to Closing to assign this Agreement to a corporation wholly-owned by the Purchaser. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and the heirs, executors, administrators and personal representatives of the Shareholders.

         (b) SECTION AND PARAGRAPH HEADINGS. The Section and Paragraph headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (c) AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

         (d) ENTIRE AGREEMENT. This Agreement and the exhibits, Schedules, certificates and documents referred to herein constitute the entire agreement of the parties, and supersede all understandings with respect to the subject matter hereof.

         (e) PUBLIC ANNOUNCEMENTS. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transaction contemplated hereby without the prior written approval of the Purchaser, except as may be required by law.

         (f) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         (g) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, AND VENUE FOR ANY DISPUTE ARISING HEREUNDER SHALL BE IN HARRIS COUNTY, TEXAS, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS.

         (h) JOINDER OF SPOUSES. The Shares owned by each Shareholder constitute the separate property of each such Shareholder, however, their spouses join herein pro forma, to acknowledge that they are fully aware of, understand and fully consent to the provisions of this Agreement and its binding effect on the community property interests, if any, they may own in the Shares owned by their respective spouse, and that their respective awareness, understanding and agreement is evidenced by their respective signatures to this Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date and year first above written.

                                            PURCHASER:

                                            INDUSTRIAL HOLDINGS, INC.


                                            By: /S/ CHRISTINE A. SMITH
                                                    Christine A. Smith, Vice
                                                    President


SPOUSES:                                    SHAREHOLDERS:

/S/ JUDY DAWES                              /S/ BRANDON ALAN DAWES
    JUDY DAWES                                  BRANDON ALAN DAWES


/S/ MINDY DAWES                             /S/ DAVID SCOTT DAWES
    MINDY DAWES                                 DAVID SCOTT DAWES


/S/ THERESA DAWES                           /S/ JIMMY M. DAWES
    THERESA DAWES                               JIMMY M. DAWES